EXHIBIT 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The following tables set forth our selected financial and operating data for the periods indicated, which have been adjusted to reflect the reclassification of operations discontinued during the fiscal year ending March 31, 2014, as discussed in Note 1 to the Consolidated Financial Statements (refer to Item 8). The selected unaudited financial and operating data should be read together with the other information contained in this document and the audited historical financial statements and the notes thereto included elsewhere in this document.  The historical results here are not necessarily indicative of future results.

	For the Fiscal Years Ended March 31,
Statement of Operations Data	(In thousands, except for share and per share data)
Related to Continuing Operations:	2013	2012	2011	2010	2009
Revenues	$81,092	$68,363	$54,225	$47,625	$49,934
Direct operating (exclusive of depreciation and amortization shown below)	8,515	3,468	2,327	3,388	3,998
Selling, general and administrative	20,055	13,625	10.904	9,241	9,654
Provision for doubtful accounts	478	459	117	—	(150)
Merger and acquisition costs	1,267	604	—	—	—
Restructuring and transition expenses	340	1,207	1,403	—	—
Depreciation and amortization of property and equipment	36,359	35,715	31,771	29,637	28,703
Amortization of intangible assets	1,538	278	315	315	294
Total operating expenses	68,552	55,356	46,837	42,581	42,499
Income from operations	12,540	13,007	7,388	5,044	7,435

Interest income	48	140	154	312	367
Interest expense – cash portion	(26,244)	(27,465)	(24,581)	(30,649)	(21,693)
Interest expense – non-cash, includes accretion of note payable discount	(2,070)	(2,434)	(2,410)	(2,934)	(4,745)
Debt prepayment fees	(3,725)	—	—	—	—
(Loss) gain on extinguishment of notes payable	(7,905)	—	(4,448)	10,744	—
Income (loss) on investment in non-consolidated entity	322	(510)	—	—	—
Other income (expense), net	654	912	(419)	(568)	(355)
Change in fair value of warrant liability	—	—	3,142	2,994	—
Change in fair value of interest rate derivatives	1,231	200	(1,326)	(8,463)	(4,529)
Loss from continuing operations before benefit from income taxes	(25,149)	(16,150)	(22,500)	(23,520)	(23,520)
Benefit from income taxes	4,944	—	—	—	—
Loss from continuing operations	(20,205)	(16,150)	(22,500)	(23,520)	(23,520)
Loss from discontinued operations	(861)	(3,194)	(7,358)	(5,988)	(13,684)
(Loss) gain on sale of discontinued operations	—	(3,696)	622	—	(164)
Net loss	(21,066)	(23,040)	(29,236)	(29,508)	(37,368)
Preferred stock dividends	(356)	(356)	(394)	(400)	(50)
Net loss attributable to common stockholders	$(21,422)	$(23,396)	$(29,630)	$(29,908)	$(37,418)
Basic and diluted net loss per share from continuing operations	$(0.43)	$(0.46)	$(0.74)	$(0.84)	$(0.86)
Shares used in computing basic and diluted net loss per share (1)	47,517,167	36,259,036	30,794,102	28,624,154	27,476,420

(1)
For all periods presented, the Company has incurred net losses and, therefore, the impact of dilutive potential common stock equivalents and convertible notes are anti-dilutive and are not included in the weighted shares.

	For the Fiscal Years Ended March 31,
	(In thousands)
Balance Sheet Data (At Period End):	2013	2012	2011	2010	2009
Cash and cash equivalents, restricted available-for-sale investments and restricted cash	$20,199	$33,071	$22,979	$24,193	$26,584
Working capital	$(17,497)	$2,755	$2,110	$(2,599)	$3,425
Total assets	$281,459	$287,517	$292,997	$280,331	$305,387
Notes payable, non-recourse	$237,909	$170,989	$192,554	$173,301	$195,448
Total stockholders' (deficit) equity	$(17,314)	$(11,473)	$1,787	$11,292	$38,787
Other Financial Data (At Period End):
Net cash provided by operating activities	$29,369	$39,938	$30,075	$9,948	$33,818
Net cash used in investing activities	$(4,250)	$(17,315)	$(41,067)	$(19,394)	$(34,236)
Net cash (used in) provided by financing activities	$(29,514)	$(15,528)	$12,646	$2,712	$(13,409)